Exhibit 99.1

REVA RECEIVES INTERIM FUNDING COMMITMENT AND

ANNOUNCES LEADERSHIP CHANGES

Sydney, Australia and San Diego, California (Monday, 25 March 2019 - AEDT) – REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) said today that it has secured a letter of commitment for up to $3 million of debt financing to fund operations on an interim basis.  The funding will be made available by existing lenders to the Company.  The funding is subject to the negotiation and execution of definitive agreements and a further announcement will be made once those agreements are executed.

The funding is to address the Company’s immediate financial needs on an interim basis, but the Company remains in discussions about a broader restructure to address the Company’s outstanding indebtedness and capital structure moving forward (and therefore its ability to continue operations and meet its business objectives).  While those discussions are ongoing, the Company considers that it is appropriate for its securities to remain voluntarily suspended from trading and this announcement is not intended to lift the Company’s voluntary suspension.  At this stage, the Company expects that the voluntary suspension will continue until plans for a broader restructure are finalized and the Company is in a position to make an announcement to the ASX which the Company currently expects will occur by 30 June 2019.

C. Raymond Larkin, Jr, Chairman of the Board of REVA, said, "Following a comprehensive review with the assistance of our outside advisors, REVA has entered into an agreement with a group of existing debt and equity holders to fund the company’s near-term operations.  This funding helps to ensure REVA has sufficient time to pursue long-term financial solutions that serve the interests of our many constituents—including patients, customers, employees, creditors, and shareholders.”

At this time, Reggie Groves has stepped down as Chief Executive Officer and as a member of the Board to pursue new opportunities.  Jeff Anderson has been promoted to the role of President from that of Senior Vice President, Clinical & Regulatory Affairs. Jeff has been with REVA for twelve years overseeing all aspects of the clinical evaluation and regulatory approval of the Company’s products as well as the commercial launch in several key markets.  Additionally, Stephen Oesterle, MD will assume the role of Strategic Advisor to the Company and resign from the board of directors due to long standing commitments.

Said Dr. Oesterle, “I have been involved with and have supported REVA from its earliest days because I steadfastly believe in the potential of REVA’s unique products for the treatment of vascular disease. The Company will be announcing its three-year clinical data at the upcoming EuroPCR meeting. I look forward to seeing that data, and to investing my time and energy to continue to support the Company in a Strategic Advisory role.”

HEAD OFFICE: 5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800 • ARBN 146 505 777

About REVA Medical

REVA Medical is a medical device company focused on the development and commercialization of bioresorbable polymer technologies for vascular applications. The Company’s products include the Fantom Encore and MOTIV bioresorbable vascular scaffolds for the treatment of coronary artery disease and below-the-knee peripheral artery disease, respectively. REVA is currently selling Fantom Encore in Germany, Switzerland, Austria, the Netherlands, Belgium, Luxembourg, Italy and Turkey and is in the process of commercializing Fantom Encore in seven additional countries. REVA is based in San Diego, California.

Fantom, Fantom Encore, MOTIV, and Tyrocore are trademarks of REVA Medical, Inc.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions, and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating plans or performance and events or developments that may occur in the future, are forward-looking statements, such as those statements regarding the projections and timing surrounding commercial operations and sales, clinical trials, pipeline product development, and future financings. No undue reliance should be placed on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on March 7, 2018, and as updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor & Media Enquiries:
REVA Medical, Inc.
Leigh Elkolli
Chief Financial Officer
+1 858-966-3018

HEAD OFFICE: 5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800 • ARBN 146 505 777